PLAN OF DISTRIBUTION PURSUANT
	TO RULE 12b-1
	(Class 3 SHARES)


             PLAN OF DISTRIBUTION adopted as of
the 27th day of August 2002, as amended the 14th day of February, 2005, the 7th day of September, 2006, the 2nd day of October, 2007, and the 1st day of January, 2013, by Seasons Series Trust, a Massachusetts business trust (the
"Trust"), on behalf of the Class 3 shares of its separately designated series, listed on Schedule A (each, a "Portfolio").

	W I T N E S S E T H:

             WHEREAS, the Trust is registered under
the Investment Company Act of 1940, as amended (the
"Act"), as an open-end management investment company;
and

             WHEREAS, each Portfolio is a separately
designated investment series of the Trust with its own investment objective, policies and purposes offering 3 separate classes of shares of beneficial interest, par value
$.01 per share, of the Trust (the "Shares"); and

       WHEREAS, SunAmerica Annuity and Life
Assurance Company and The United States Life Insurance Company in the City of New York (together the "Life Companies") maintain one or more segregated asset accounts, or subaccounts thereof (collectively, "Separate Accounts"), which offer variable annuity contracts or variable life insurance policies (collectively, "Variable Insurance Contracts"); and
       WHEREAS, Shares of the Portfolios of the Trust are held by the Separate Accounts as investment options in connection with purchase payment allocations made by the owners of such Variable Insurance Contracts; and
             WHEREAS, the Trust desires to adopt this Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which the Trust will pay a service fee to the Life Companies with respect to Class 3 shares of the Trust in accordance with certain Shareholder Services Agreements between the Trust and each of the Life Companies; and

             WHEREAS, the Trust desires that
distribution channel established by implementation of the distribution agreement and the plan shall remain in effect continuously, even though the Portfolio may, from time to time, suspend or cease the sale of portfolio Shares to all or new investors or classes of new investors; and

             WHEREAS, the Board of Trustees of the
Trust (the "Trustees") as a whole, and the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "12b-1 Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit the Portfolios and its Class 3 shareholders, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

             NOW THEREFORE, the Trust on behalf
of each Portfolios hereby adopts this Plan on the following
terms:
             1.	Account Maintenance Activities.
Each Portfolio agrees to pay the Life Companies a service fee at the end of each month at an annual rate of up to 25 basis points (0.25%) of the average daily net assets attributable to Class 3 shares of the Portfolio to compensate the Life Companies for providing services to contract holders who are indirect beneficial owners of Class 3 shares of the Portfolio. Such services are not intended to relate to the sale, promotion or marketing of the Class 3 shares. The service fee shall be paid to the Life Companies pursuant to the terms of a Shareholder Services Agreement. Payment of the service fee described in this Section 1 shall be subject to any limitations set forth in applicable regulations of the Financial Industry Regulatory Authority, Inc.
Nothing herein shall prohibit the Life Companies from collecting service fees in any given year, as provided hereunder, in excess of expenditures made during such year to financial intermediaries for the above-referenced purposes.

             2.	Payments to Other Parties.  The
Portfolios hereby authorizes the Life Companies to enter into agreements with financial intermediaries to provide compensation to such financial intermediaries for activities and services of the type referred to in Section 1 hereof. The Life Companies may reallocate all or a portion of its account maintenance fee, to such financial intermediaries as compensation for the above-mentioned activities and services. Such agreements shall provide that the financial intermediaries shall deliver to the Life Companies such information as is reasonably necessary to permit the Life Companies to comply with the reporting requirements set forth in Section 4 hereof.

             3.	Related Agreements.  All
agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

                    (a)  that such agreement may be
terminated at any time, without payment of any penalty, by vote of a majority of the 12b-1 Trustees or, by vote of a majority of the outstanding voting securities (as defined in the Act) of Class 3 shares of the Portfolio, on not more than 60 days' written notice to any other party to the agreement; and

                    (b)  that such agreement shall
terminate automatically in the event of its assignment.

             4.	Quarterly Reports.  The Treasurer
of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan with respect to Class 3 shares of the Portfolio and any related agreement and the purposes for which such expenditures were made.

             5.	Term and Termination.  (a)  This
Plan shall become effective as of the date hereof, and, unless terminated as herein provided, shall continue from year to year thereafter, so long as such continuance is specifically approved at least annually by votes, cast in person at a meeting called for the purpose of voting on such approval, of a majority of both the (i) the Trustees of the Trust, and (ii) the 12b-1 Trustees.

                    (b)  This Plan may be terminated at
any time by vote of a majority of the 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the Act) of Class 3 shares of the Portfolio.

             6.	Amendments.  This Plan may not
be amended to increase materially the maximum expenditures permitted by Sections 1 and 2 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of Class 3 shares of the Portfolio, and no material amendment to this Plan shall be made unless approved in the manner provided for the annual renewal of this Plan in Section 6(a) hereof.

             7.	Selection and Nomination of
Trustees. While this Plan is in effect, the selection and nomination of those Trustees of the Trust who are not interested persons of the Trust shall be committed to the discretion of such disinterested Trustees.

             8.	Recordkeeping.  The Trust shall
preserve copies of this Plan and any related agreement and all reports made pursuant to Section 5 hereof for a period of not less than six years from the date of this Plan, any such related agreement or such reports, as the case may be, the first two years in an easily accessible place.

             9.	Definition of Certain Terms.  For
purposes of this Plan, the terms "assignment," "interested person," "majority of the outstanding voting securities," and "principal underwriter" shall have their respective meanings defined in the Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted to either the Trust or the principal underwriter of the Shares by the Securities and Exchange Commission, or its staff under the Act.

             10.	Separate Series.  Pursuant to the
provisions of the Declaration of Trust, each Portfolio is a separate series of the Trust, and all debts, liabilities and expenses of Class 3 shares of the Portfolio shall be enforceable only against the assets of Class 3 shares of the Portfolio and not against the assets of any other series or class of shares or of the Trust as a whole.

             IN WITNESS WHEREOF, the Trust has
caused this Plan to be executed as of the day and year first written above.


                                 SEASONS
SERIES TRUST



                                 By:
	________________________
                                 Name:	Nori L.
Gabert
                                 Title:	Vice
President and Secretary




SCHEDULE A

Portfolios of Seasons Series Trust

(Effective January 1, 2013)

Allocation Balanced Portfolio
Allocation Growth Portfolio
Allocation Moderate Growth Portfolio
Allocation Moderate Portfolio
Asset Allocation:  Diversified Growth Portfolio
Cash Management Portfolio
Diversified Fixed Income Portfolio
Focus Growth Portfolio
Focus Value Portfolio
International Equity Portfolio
Large Cap Growth Portfolio
Large Cap Value Portfolio
Mid Cap Growth Portfolio
Mid Cap Value Portfolio
Multi-Managed Growth Portfolio
Multi-Managed Income Portfolio
Multi-Managed Income/Equity Portfolio
Multi-Managed Moderate Growth Portfolio
Real Return Portfolio (formerly, Strategic Fixed Income
Portfolio)
Small Cap Portfolio
Stock Portfolio